Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: February 19, 2015
Contact: Megan Feld
515.281.1159
mfeld@fhlbdm.com

FHLB Des Moines Reports 2014 Year-End Preliminary Unaudited Financial Results and Fourth Quarter Dividend

(Des Moines, Iowa) - The Federal Home Loan Bank of Des Moines (the Bank) today released preliminary unaudited financial highlights for the fourth quarter and year ended December 31, 2014. The Bank expects to file its 2014 Form 10-K with the Securities and Exchange Commission (SEC) on or about March 6, 2015. The Bank also announced its fourth quarter 2014 dividend.

Operating Results

In 2014, the Bank reported net income of $121.0 million compared to $109.8 million in 2013. The primary drivers of the Bank's net income in 2014 were net interest income, a reversal for credit losses on mortgage loans, and other (loss) income.

The Bank's net interest income totaled $250.7 million in 2014 compared to $213.1 million in 2013. The increase was primarily due to an increase in interest income resulting from higher advance and mortgage-backed security (MBS) volumes. The Bank's net interest margin was 0.30 percent during 2014 compared with 0.39 percent in 2013. The decline was primarily due to reduced yields on the Bank's interest-earning assets driven by the low interest rate environment and higher average volumes of advances and money-market investments that generate lower margins when compared to the Bank's other interest-earning assets. The decline was partially offset by lower yields paid on the Bank's interest-bearing liabilities as a result of the Bank's increased utilization of discount notes to fund the increase in advances and the low interest rate environment.

The Bank utilizes an allowance for credit losses to reserve for estimated losses in its conventional mortgage loan portfolio. In 2014 and 2013, the Bank recorded reversals for credit losses on its mortgage loans of $2.4 million and $5.9 million due primarily to reductions in loan delinquencies and improvements in housing markets. In addition, during 2013, the Bank began utilizing external property valuations rather than average loss severity rates on its individually evaluated mortgage loans, which resulted in losses that were lower than previously estimated.

The Bank's other (loss) income totaled $(51.3) million in 2014 compared to $(34.5) million in 2013. The primary drivers of other (loss) income in 2014 were losses on derivatives and hedging activities, gains on investment securities, and losses on the extinguishment of debt, as further described below.

The Bank utilizes derivative instruments to manage interest rate risk, including mortgage prepayment risk. Accounting rules require all derivatives to be recorded at fair value and therefore the Bank may be subject to income statement volatility. During 2014, the Bank recorded losses of $123.4 million on its derivatives and hedging activities through other (loss) income compared to gains of $85.3 million in 2013. Approximately $40.1 million of these losses were driven by hedge ineffectiveness on the Bank's fair value hedge relationships resulting from an increase in the volume of available-for-sale securities (AFS) investment hedge relationships with longer terms to maturity and the divergence between the valuation curves used to value the Bank's assets, liabilities, and derivatives. In addition, the Bank incurred losses on economic derivatives of $83.3 million due primarily to changes in interest rates on interest rate swaps the Bank utilizes to economically hedge its trading securities portfolio. These losses were offset by gains on the trading securities being hedged, as discussed below.

The Bank's trading securities are recorded at fair value with changes in fair value reflected through other (loss) income. During 2014, the Bank recorded gains on trading securities of $68.0 million compared to losses of $106.6 million in 2013. These changes in fair value were primarily due to the impact of changes in interest rates and credit spreads on the Bank's fixed rate trading securities and were offset by changes in fair value on derivatives that the Bank utilizes to economically hedge these securities, as noted above. In addition, during 2014, the Bank sold held-to-maturity and AFS securities and realized gains of $8.9 million and $0.8 million. During 2013, the Bank sold only AFS securities and realized gains of $3.0 million.

The Bank also extinguishes higher-costing debt from time to time in an effort to better match its projected asset cash flows and to reduce its future interest costs. During 2014 and 2013, the Bank extinguished consolidated obligations with a total par value of $115.0 million and $162.1 million and recognized losses of $12.7 million and $25.7 million through other (loss) income.

Balance Sheet Highlights

The Bank's total assets increased to $95.5 billion at December 31, 2014 from $73.0 billion at December 31, 2013 due primarily to an increase in advances and long-term investments. Advances increased $19.5 billion due to borrowings from a wide range of members with the most significant increase from a large depository institution member during the year. Long-term investments increased $5.4 billion mainly due to the purchase of government-sponsored enterprise and U.S. obligation MBS. The Bank's total liabilities increased to $91.2 billion at December 31, 2014 from $69.5 billion at December 31, 2013 due to an increase in consolidated obligations issued to fund the growth in advances and investments.

Total capital increased to $4.3 billion at December 31, 2014 from $3.5 billion at December 31, 2013 due primarily to additional activity-based capital stock outstanding driven by the growth in advances. Retained earnings increased to $720.4 million at December 31, 2014 compared to $678.3 million at December 31, 2013 due to the Bank recognizing earnings in excess of dividends paid.

Additional financial information will be provided in the Bank's 2014 Form 10-K that is expected to be filed on or about March 6, 2015. This information will be available at www.fhlbdm.com or www.sec.gov.

Dividend

On February 17, 2015, the Bank's Board of Directors approved a fourth quarter 2014 dividend for both average activity-based capital stock and average membership capital stock outstanding during the quarter. The dividend approved for activity-based capital stock was at an annualized rate of 3.50 percent. The dividend approved for membership capital stock was at an annualized rate of 0.50 percent. This is the eleventh consecutive quarter the Board has declared these dividend rates on our capital stock. The effective combined annualized dividend rate for the Bank on both subclasses of capital stock outstanding was 2.94 percent; however, the effective combined dividend rate on the total capital stock held by each member will depend on their level of activity with the Bank during the fourth quarter.

These dividend payments will total $25.6 million, which represents 84 percent of net income for the fourth quarter, and are expected to be paid on February 23, 2015. Average three-month LIBOR and average Federal funds rates for the fourth quarter 2014 were 0.24 percent and 0.10 percent, respectively.

Federal Home Loan Bank of Des Moines Financial Highlights (unaudited)
	December 31,
Statements of Condition (dollars in millions)	2014	2013
Advances	$65,168	$45,650
Investments	23,079	20,131
Mortgage loans held for portfolio, net	6,562	6,557
Total assets	95,524	73,004
Consolidated obligations	90,135	68,332
Total liabilities	91,212	69,547
Capital stock - Class B putable	3,469	2,692
Retained earnings	720	678
Accumulated other comprehensive income	123	87
Total capital	4,312	3,457
Total regulatory capital[1]	4,213	3,379

1    Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings.

	Quarter Ended December 31,		Year Ended December 31,
Operating Results (dollars in millions)	2014	2013	2014	2013
Net interest income	$74.0	$58.4	$250.7	$213.1
Reversal for credit losses on mortgage loans	(0.7)	(5.9)	(2.4)	(5.9)
Net interest income after reversal for credit losses	74.7	64.3	253.1	219.0
Other (loss) income	(22.0)	(3.7)	(51.3)	(34.5)
Other expense	18.9	19.8	67.3	62.5
Assessments	3.4	4.1	13.5	12.2
Net income	30.4	36.7	121.0	109.8
Performance Ratios
Net interest spread	0.29%	0.29%	0.28%	0.34%
Net interest margin	0.30%	0.32%	0.30%	0.39%
Return on average equity	2.80%	4.27%	3.17%	3.68%
Return on average capital stock	3.50%	5.46%	4.04%	4.94%
Return on average assets	0.12%	0.20%	0.14%	0.20%
Regulatory capital ratio	4.41%	4.63%	4.41%	4.63%

The selected financial data above should be read in conjunction with the financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Bank's 2014 Form 10-K that is expected to be filed with the SEC on or about March 6, 2015.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank's operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.

The Bank is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to nearly 1,200 members, including commercial banks, saving institutions, credit unions, insurance companies, and community development financial institutions. The Bank is wholly owned by its members and receives no taxpayer funding. The Bank serves Iowa, Minnesota, Missouri, North Dakota, and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.